Filed Pursuant to Rule 424(b)(3)
Registration No. 333-208751
RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 2 DATED FEBRUARY 4, 2019
TO THE PROSPECTUS DATED APRIL 16, 2018

This document supplements, and should be read in conjunction with, our prospectus dated April 16, 2018, as supplemented by Supplement No. 1 dated January 16, 2019. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•	our daily net asset value per share for our Class A, Class I and Class T shares for the month of January 2019.
Historical NAV per Share

The following table sets forth the net asset value, or NAV, per share for the Class A, Class I and Class T shares of our common stock on each business day for the month of January 2019:

Date	NAV per Class A Share	NAV per Class I Share	NAV per Class T Share
January 2, 2019	$14.03	$14.12	$14.06
January 3, 2019	$14.04	$14.13	$14.07
January 4, 2019	$14.05	$14.15	$14.08
January 7, 2019	$14.07	$14.16	$14.09
January 8, 2019	$14.09	$14.19	$14.12
January 9, 2019	$14.09	$14.18	$14.12
January 10, 2019	$14.11	$14.20	$14.14
January 11, 2019	$14.11	$14.20	$14.14
January 14, 2019	$14.11	$14.20	$14.14
January 15, 2019	$14.12	$14.22	$14.15
January 16, 2019	$14.13	$14.22	$14.16
January 17, 2019	$14.14	$14.23	$14.17
January 18, 2019	$14.14	$14.23	$14.17
January 22, 2019	$14.14	$14.23	$14.17
January 23, 2019	$14.13	$14.23	$14.16
January 24, 2019	$14.13	$14.23	$14.16
January 25, 2019	$14.15	$14.24	$14.18
January 28, 2019	$14.17	$14.26	$14.20
January 29, 2019	$14.18	$14.27	$14.21
January 30, 2019	$14.19	$14.29	$14.22
January 31, 2019	$14.21	$14.30	$14.23
Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.

Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined. Our NAV per share, which is updated at the end of each business day, along with our prospectus, as supplemented, are available on our website.